Exhibit 99.1
Investor Relations
Michael McAndrew
Chief Financial Officer
Black Box Corporation
Phone: (724) 873-6788
Fax: (724) 873-6799
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS
- Reports record annual revenues of $1.0 billion and record quarterly cash flow of $44 million for the fourth quarter and $81 million for the fiscal year -
PITTSBURGH, PENNSYLVANIA, May 22, 2008 -- Black Box Corporation (NASDAQ:BBOX) today reported results for the fourth quarter of Fiscal 2008 and for the fiscal year ended March 31, 2008.
For the fourth quarter of Fiscal 2008, diluted earnings per share were 48¢ on net income of $8.4 million or 3.4% of revenues compared to diluted earnings per share of 37¢ on net income of $6.6 million or 2.7% of revenues for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2008 diluted earnings per share were 64¢ on net income of $11.3 million or 4.4% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the fourth quarter of Fiscal 2008 were 74¢ on operating net income (which is a non-GAAP term and is defined below) of $13.1 million or 5.3% of revenues compared to operating earnings per share of 69¢ on operating net income of $12.2 million or 4.9% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the fourth quarter of Fiscal 2008, the Company’s pre-tax reconciling items were $7.8 million with an after tax impact on net income and EPS of $4.7 million and 26¢, respectively. During the fourth quarter of Fiscal 2007, the Company’s pre-tax reconciling items were $8.8 million with an after tax impact on net income and EPS of $5.6 million and 32¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Fourth quarter of Fiscal 2008 total revenues were $245 million, a decrease of $5 million or 2% from $250 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2008 total revenues were $258 million.
Fourth quarter of Fiscal 2008 cash provided by operating activities was $44 million or 528% of net income, compared to $12 million or 181% of net income for the same quarter last year. Fourth quarter of Fiscal 2008 free cash flow (which is a non-GAAP term and is defined below) was $43 million compared to $13 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2008 cash provided by operating activities was $25 million or 216% of net income and free cash flow was $23 million. Black Box utilized its fourth quarter of Fiscal 2008 free cash flow primarily to fund debt reduction of $24 million, to increase its cash position by $7 million, to repurchase $6 million of its common stock, to fund current and prior period acquisition activity of $4 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
Fiscal 2008 diluted earnings per share were $2.22 on net income of $39.2 million or 3.9% of revenues compared to diluted earnings per share of $2.00 on net income of $35.6 million or 3.5% of revenues for the same period last year. Excluding reconciling items, Fiscal 2008 operating earnings per share were $3.20 on operating net income of $56.5 million or 5.6% of revenues compared to operating earnings per share of $2.97 on operating net income of $52.8 million or 5.2% of revenues for the same period last year.
For Fiscal 2008, the Company’s pre-tax reconciling items were $27.9 million with an after tax impact on net income and EPS of $17.2 million and 98¢, respectively. For Fiscal 2007, the Company’s pre-tax reconciling items were $26.5 million with an after tax impact on net income and EPS of $17.2 million and 97¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Fiscal 2008 total revenues were $1.02 billion, equivalent to $1.02 billion for the same period last year.
Fiscal 2008 cash provided by operating activities was $81 million or 207% of net income compared to $37 million or 103% of net income for the same period last year. Free cash flow was $81 million compared to $46 million for the same period last year. Black Box utilized its Fiscal 2008 free cash flow primarily to fund debt reduction of $43 million, to fund current and prior period acquisition activity of $17 million, to increase its cash position by $9 million, to repurchase $6 million of its common stock and to pay dividends of $4 million.
The Company’s six-month order backlog was $159 million at March 31, 2008 compared to $159 million for the same quarter ended last year. On a sequential quarter end comparison basis, the Company’s six-month order backlog was $165 million at December 29, 2007.
For Fiscal 2009, the Company is targeting reported revenues of approximately $1.0 billion; corresponding operating earnings per share in the range of $3.25 to $3.40; and cash provided by operating activities in the range of 90% to 100% of operating net income.
All of the above exclude acquisition-related expense, stock-based compensation expense, historical stock option granting practices investigation costs and the impact of changes in the fair market value of the Company’s interest rate swap, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on Fiscal 2008 and the Fiscal 2009 outlook, Terry Blakemore, President and Chief Executive Officer, said, “We realized many significant accomplishments in Fiscal 2008. We achieved the highest Revenues the Company has experienced during its 32 year existence at $1.0 billion, which includes 5% organic growth (3% organic growth excluding the impact of foreign currency).”
“Additionally, we are especially pleased with achieving 10.6% Adjusted Operating income percentage, up nearly a full point from Fiscal 2007. This was primarily the result of the continued success of integrating NextiraOne. Most notably, we generated record operating cash flow of $44 million for the fourth quarter and $81 million for the fiscal year. In combination, we believe these financial accomplishments significantly strengthen our position in this competitive marketplace. We continue to believe that the Black Box technical service model is unique to the industry and provides the best value proposition to our clients, which allows us to achieve these types of results.”
Mr. Blakemore went on to say, “As we look to Fiscal 2009, we are taking a pragmatic view of the current economic environment and its effects on our end-markets. Our current projections for Fiscal 2009 are based on achieving Revenues of approximately $1.0 billion for a third consecutive year coupled with a significant improvement in Adjusted Operating income percentage to over 11% and the continued generation of substantial operating cash flow. With all of that in mind, we will continue to stay focused on providing the highest quality technical support services, Data, Voice and Hotline, to our clients around the world while continuing to strategically leverage our operational and financial strengths in support of our longer term goal to significantly grow Black Box by consummating high quality M&A opportunities.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 22, 2008. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 917181.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 188 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit and tax matters, and the impact of any actions that may be required or taken as a result of such review, SEC investigation, shareholder derivative lawsuit or tax matters, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, including the NextiraOne business, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of our M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months Ended		Fiscal Year Ended
	March 31,		March 31,
In thousands, except per share amounts	2008	2007	2008	2007

Revenues
Hotline products	$60,287	$57,845	$235,314	$222,903

On-Site services	185,210	191,939	781,428	793,407

Total	245,497	249,784	1,016,742	1,016,310

Cost of sales
Hotline products	30,301	30,585	122,011	113,780

On-Site services	126,216	126,775	528,111	528,541

Total	156,517	157,360	650,122	642,321

Gross profit	88,980	92,424	366,620	373,989

Selling, general & administrative expenses	67,260	72,614	275,309	290,355

Intangibles amortization	1,635	4,171	6,679	10,285

Operating income	20,085	15,639	84,632	73,349

Interest expense (income), net	6,095	5,185	21,298	18,407

Other expenses (income), net	(41)	(23)	(197)	42

Income before provision for income taxes	14,031	10,477	63,531	54,900

Provision for income taxes	5,637	3,849	24,298	19,291

Net income	$8,394	$6,628	$39,233	$35,609

Earnings per common share:
Basic	$0.48	$0.38	$2.23	$2.03

Diluted	$0.48	$0.37	$2.22	$2.00

Weighted average common shares outstanding
Basic	17,614	17,493	17,605	17,512

Diluted	17,616	17,682	17,653	17,808

Dividends per share	$0.06	$0.06	$0.24	$0.24

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	March 31, 2008	March 31, 2007

Assets

Cash and cash equivalents	$26,652	$17,157

Accounts receivable, net	162,289	161,733

Inventories, net	67,537	72,807

Costs/estimated earnings in excess of billings on uncompleted contracts	58,611	61,001

Prepaid and other current assets	31,529	31,057

Total current assets	346,618	343,755

Property, plant and equipment, net	32,822	39,051

Goodwill, net	586,856	568,647

Intangibles:

Customer relationships, net	67,331	68,016

Other intangibles, net	32,524	33,258

Other assets	9,315	37,364

Total assets	$1,075,466	$1,090,091

Liabilities

Accounts payable	$71,670	$74,727

Accrued compensation and benefits	22,654	21,811

Deferred revenue	37,467	35,630

Billings in excess of costs/estimated earnings on uncompleted contracts	19,946	19,027

Income taxes	13,810	13,430

Other liabilities	47,040	62,071

Total current liabilities	212,587	226,696

Long-term debt	195,904	238,194

Other liabilities	25,086	25,505

Total liabilities	433,577	490,395

Stockholders’ equity

Common stock	25	25

Additional paid-in capital	444,995	441,283

Retained earnings	479,921	450,022

Accumulated other comprehensive income	40,043	25,399

Treasury stock	(323,095)	(317,033)

Total stockholders’ equity	641,889	599,696

Total liabilities and stockholders’ equity	$1,075,466	$1,090,091

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months Ended		Fiscal Year Ended
	March 31,		March 31,
In thousands	2008	2007	2008	2007

Operating Activities

Net income	$8,394	$6,628	$39,233	$35,609

Adjustments to reconcile net income to net cash provided by (used for) operating activities:

Intangibles amortization and depreciation	4,273	7,277	17,737	22,610

Loss (gain) on sale of property	21	--	462	--

Deferred taxes	2,406	(536)	6,516	(1,266)

Tax impact from stock options	857	474	5,177	1,136

Stock compensation expense	498	1,832	3,217	9,308

Change in fair value of interest-rate swap	2,555	426	4,576	1,734

Changes in operating assets and liabilities (net of acquisitions):

Accounts receivable, net	18,345	19,846	4,852	19,202

Inventories, net	7,124	3,034	7,829	(3,595)

All other current assets excluding deferred tax asset	2,569	2,642	12,328	3,349

Liabilities exclusive of long-term debt	(2,657)	(29,583)	(20,806)	(51,451)

Net cash provided by (used for) operating activities	$44,385	$12,040	$81,121	$36,636

Investing Activities

Capital expenditures	$(829)	$(2,411)	$(3,241)	$(5,886)

Capital disposals	19	474	105	1,017

Acquisition of businesses (payments)/recoveries	(3,056)	5,162	(13,713)	(127,716)

Prior merger-related (payments)/recoveries	(1,236)	(893)	(3,432)	(2,324)

Net cash provided by (used for) investing activities	$(5,102)	$2,332	$(20,281)	$(134,909)

Financing Activities

Proceeds from borrowings	$43,475	$40,233	$196,750	$354,254

Repayment of borrowings	(67,652)	(55,133)	(240,030)	(240,079)

Deferred financing costs	(471)	--	(471)	--

Repayment on discounted lease rentals	--	(3)	--	(30)

Proceeds from exercise of options	706	2,829	5,878	14,970

Payment of dividends	(1,060)	(1,046)	(4,225)	(4,203)

Purchase of Treasury stock	(6,059)	(3)	(6,062)	(20,209)

Net cash provided by (used for) financing activities	$(31,061)	$(13,123)	$(48,160)	$104,703

Foreign currency exchange impact on cash	$(1,679)	$546	$(3,185)	$(480)

Increase / (decrease) in cash and cash equivalents	$6,543	$1,795	$9,495	$5,950

Cash and cash equivalents at beginning of period	$20,109	$15,362	$17,157	$11,207

Cash and cash equivalents at end of period	$26,652	$17,157	$26,652	$17,157

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments, operating net income, operating earnings per share (EPS), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Operating income and Same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude restructuring, severance and other acquisition integration costs (collectively referred to as “restructuring charges” or “restructuring payments”) incurred during the periods reported that will impact future operating results, (iii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iv) the non-GAAP financial measures exclude non-cash stock-based compensation charges, which are similar to cash compensation paid to employees and are an integral part of achieving our operating results, (v) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation costs, (vii) the non-GAAP financial measures exclude the non-cash change in fair value of the interest rate swap which will continue to impact the Company’s earnings until the interest rate swap is settled, (viii) the non-GAAP financial measures exclude expenses incurred as a result of measures taken by the Company to address the application of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “409A expenses”) and (ix) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and / or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Cash provided by operating activities	$44,385	$24,504	$12,040	$81,121	$36,636
Capital expenditures	(829)	(486)	(2,411)	(3,241)	(5,886)
Capital disposals	19	35	474	105	1,017
Foreign currency exchange impact on cash	(1,679)	(599)	546	(3,185)	(480)

Free cash flow before stock option exercises	$41,896	$23,454	$10,649	$74,800	$31,287
Proceeds from stock option exercises	706	2	2,829	5,878	14,970

Free cash flow	$42,602	$23,456	$13,478	$80,678	$46,257

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for restructuring charges. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Cash provided by operating activities	$44,385	$24,504	$12,040	$81,121	$36,636
Restructuring payments	2,758	2,990	3,446	13,273	17,913

Cash provided by operating activities excluding restructuring payments	$47,143	$27,494	$15,486	$94,394	$54,549

Operating net income and operating earnings per share (EPS)
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include restructuring charges, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, historical stock option granting practices investigation costs, the change in fair value of the interest rate swap and 409A expenses. Management’s reason for exclusion of each item is explained in further detail below.
Restructuring charges
The Company believes that incurring costs in the current period(s) as part of a restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Restructuring charges are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
Stock-based compensation expense
The Company records non-cash stock-based compensation expense equal to the fair value of share-based payment awards to its directors, executives and employees. Non-cash stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure, which excludes stock-based compensation and its related tax impact.
Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life, and generally cannot be changed or influenced by Management after the acquisition.
Historical stock option granting practices investigation costs
The Company incurred significant costs in connection with its investigation of historical stock option granting practices during the current year. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Change in fair value of the interest rate swap
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into a five-year interest rate swap (“interest rate swap”) that does not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest rate swap as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense (income) and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
409A expenses
The Company incurred significant costs as a result of measures taken to address the application of Section 409A of the Internal Revenue Code of 1986, as amended, related to its stock options. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	4Q08	3Q08	4Q07	FY08	FY07

Non-cash charges:
Amortization of intangible assets on acquisitions	$1,599	$1,335	$4,127	$6,501	$10,075
Stock-based compensation expense	498	(152)	1,832	3,217	9,308
Asset write-up depreciation expense on acquisitions	614	457	742	2,178	2,646
Change in fair value of interest rate swap	2,555	1,583	426	4,576	1,734

Total Non-cash charges	$5,266	$3,223	$7,127	$16,472	$23,763

Cash charges:
Restructuring charges	$2,255	$1,513	$1,099	$8,671	$2,214
Historical stock option granting practices investigation costs	69	134	542	1,221	542
409A expenses	183	1,341	--	1,524	--

Total Cash charges	$2,507	$2,988	$1,641	$11,416	$2,756

Total pre-tax reconciling items	$7,773	$6,211	$8,768	$27,888	$26,519

A reconciliation of net income to operating net income is presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Net income	$8,394	$11,341	$6,628	$39,233	$35,609
% of revenues	3.4%	4.4%	2.7%	3.9%	3.5%
Reconciling items, after tax	4,662	3,817	5,611	17,222	17,201

Operating Net Income	$13,056	$15,158	$12,239	$56,455	$52,810
% of revenues	5.3%	5.9%	4.9%	5.6%	5.2%

A reconciliation of diluted earnings per common share (EPS) to operating EPS (may not sum due to rounding) is presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Diluted EPS	$0.48	$0.64	$0.37	$2.22	$2.00
EPS impact of reconciling items	0.26	0.21	0.32	0.98	0.97

Operating EPS	$0.74	$0.85	$0.69	$3.20	$2.97

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock compensation expense, may also be used to measure the Company’s ability to service its debt.
A reconciliation of net income to EBITDA is presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Income before provision for income taxes	$14,031	$18,453	$10,477	$63,531	$54,900
Interest	6,095	5,780	5,185	21,298	18,407
Depreciation / Amortization	4,273	4,119	7,277	17,737	22,610

EBITDA	$24,399	$28,352	$22,939	$102,566	$95,917
Stock compensation expense	498	(152)	1,832	3,217	9,308

Adjusted EBITDA	$24,897	$28,200	$24,771	$105,783	$105,225

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information:
The following supplemental information, including geographical segment results, service type results, same office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the fourth quarter of Fiscal 2008 and 2007, third quarter of Fiscal 2008 and/or Fiscal 2008 and 2007. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results:
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include restructuring charges, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, historical stock option granting practices investigation costs and 409A expenses. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Revenues:
North America	$199,763	$210,635	$205,828	$837,402	$850,088
Europe	35,119	37,303	34,479	138,927	129,278
All Other	10,615	10,386	9,477	40,413	36,944

Total	$245,497	$258,324	$249,784	$1,016,742	$1,016,310

Operating income:
North America	$12,998	$16,280	$8,277	$57,964	$49,481
% of North America revenues	6.5%	7.7%	4.0%	6.9%	5.8%
Europe	$5,072	$5,966	$5,308	$19,278	$16,442
% of Europe revenues	14.4%	16.0%	15.4%	13.9%	12.7%
All Other	$2,015	$1,971	$2,054	$7,390	$7,426
% of All Other revenues	19.0%	19.0%	21.7%	18.3%	20.1%

Total	$20,085	$24,217	$15,639	$84,632	$73,349
% of Total revenues	8.2%	9.4%	6.3%	8.3%	7.2%

Reconciling items (pretax):
North America	$5,218	$4,628	$8,342	$23,312	$24,785
Europe	--	--	--	--	--
All Other	--	--	--	--	--

Total	$5,218	$4,628	$8,342	$23,312	$24,785

Adjusted Operating income:
North America	$18,216	$20,908	$16,619	$81,276	$74,266
% of North America revenues	9.1%	9.9%	8.1%	9.7%	8.7%
Europe	$5,072	$5,966	$5,308	$19,278	$16,442
% of Europe revenues	14.4%	16.0%	15.4%	13.9%	12.7%
All Other	$2,015	$1,971	$2,054	$7,390	$7,426
% of All Other revenues	19.0%	19.0%	21.7%	18.3%	20.1%

Total	$25,303	$28,845	$23,981	$107,944	$98,134
% of Total revenues	10.3%	11.2%	9.6%	10.6%	9.7%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results:
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	4Q08	3Q08	4Q07	FY08	FY07

Revenues:
Data Services	$47,615	$50,474	$44,801	$194,454	$182,129
Voice Services	137,595	148,581	147,138	586,974	611,278
Hotline Services	60,287	59,269	57,845	235,314	222,903

Total	$245,497	$258,324	$249,784	$1,016,742	$1,016,310

Gross profit:
Data Services	$13,285	$15,911	$14,138	$57,747	$55,598
% of Data Services revenues	27.9%	31.5%	31.6%	29.7%	30.5%
Voice Services	$45,709	$49,832	$51,026	$195,570	$209,268
% of Voice Services revenues	33.2%	33.5%	34.7%	33.3%	34.2%
Hotline Services	$29,986	$28,378	$27,260	$113,303	$109,123
% of Hotline Services revenues	49.7%	47.9%	47.1%	48.1%	49.0%

Total	$88,980	$94,121	$92,424	$366,620	$373,989
% of Total revenues	36.2%	36.4%	37.0%	36.1%	36.8%

Same-office revenue comparisons:
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates primarily to North America Voice Services. Reported same-office comparisons for the Company’s North America and Voice Services segments can be determined by excluding the revenues from offices added since 1Q07 or 3Q08 as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	4Q08	4Q07	% Change

Reported revenues	$245,497	$249,784	(2%)
Less revenues from offices added since 1Q07	(61,641)	(72,040)

Reported revenues on same-office basis	183,856	177,744	3%
Foreign currency impact	(4,880)	--

Revenues on same-office basis (excluding foreign currency impact)	$178,976	$177,744	1%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	FY08	FY07	% Change

Reported revenues	$1,016,742	$1,016,310	0%
Less revenues from offices added since 1Q07	(270,918)	(304,721)

Reported revenues on same-office basis	745,824	711,589	5%
Foreign currency impact	(15,413)	--

Revenues on same-office basis (excluding foreign currency impact)	$730,411	$711,589	3%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	4Q08	3Q08	% Change

Reported revenues	$245,497	$258,324	(5%)
Less revenues from offices added since 3Q08	(176)	--

Reported revenues on same-office basis	245,321	258,324	(5%)
Foreign currency impact	(595)	--

Revenues on same-office basis (excluding foreign currency impact)	$244,726	$258,324	(5%)

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information:
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	4Q08		3Q08		4Q07

Accounts receivable:
Gross accounts receivable	$174.9		$192.2		$176.0
Reserve $ / %	$12.6	7.2%	$12.7	6.6%	$14.3	8.1%

Net accounts receivable	$162.3		$179.5		$161.7

Net days sales outstanding	55 days		58 days		53 days

Inventory:
Gross inventory	$87.9		$95.3		$95.6
Reserve $ / %	$20.4	23.2%	$21.1	22.2%	$22.8	23.8%

Net inventory	$67.5		$74.2		$72.8

Net inventory turns	7.1x		7.0x		7.2x

Six-month order backlog	$159		$165		$159

Team members	4,313		4,488		4,581

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746